Exhibit 10.1

World Headquarters 3001 Summer Street Stamford, CT 06926 www.pitneybowes.com

SEPARATION AGREEMENT AND GENERAL RELEASE PITNEY BOWES INC.

September 29, 2023

Marc B. Lautenbach

Dear Marc:

This letter agreement (this “Agreement”) is by and between you and Pitney Bowes Inc. (the “Company”) and/or its parent, subsidiaries, affiliates, divisions, related business entities, and with respect to each of them, their predecessors, successors, and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, representatives, shareholders, agents, employees, heirs, personal representatives, benefit plans, trustees, administrators and assigns, whether acting on behalf of a company entity or in their individual capacities (collectively the “Company Entities”).

Because of the subject of this letter, its tone necessarily is formal. However, on behalf of the Company Entities, I want to express our sincere appreciation for the contributions you have made during your employment.  I also want to convey to you our best wishes for your future.

This Agreement supersedes any and all previous agreements, either signed or unsigned, with respect to your employment or termination of employment, except that you specifically agree to continue to be bound by: any patent or intellectual property provisions; any restrictive covenant provisions regarding, without limitation, non-competition, non-solicitation and non-disclosure; any non-disparagement provisions; and any Proprietary Interest Protection Agreement, all of which shall specifically survive and continue in full force and effect. Wherever in this Agreement it requires you to sign this Agreement containing a waiver and release, it is also meant to require that you sign an updated waiver and release (“Updated Waiver and Release”) on or about your Last Day of Work if requested to do so by the Company.  By signing this Agreement, you also agree to sign such Updated Waiver and Release if requested by the Company.

1.	LAST DAY OF WORK/SEPARATION DATE:

Your “Last Day of Work” for the Company will be October 1, 2023 and your employment will terminate on October 2, 2023 (the “Separation Date”), unless an earlier Last Day of Work and Separation Date are required due to a significant change in current business conditions and/or needs. As of your Separation Date, you shall not represent yourself as being an employee, officer, agent, or representative of the Company for any purpose.

Marc B. Lautenbach
September 29, 2023

2.	CONSULTING ROLE:

In consideration for the payments and benefits provided in this Agreement, you and the Company agree that, during the period beginning on the Last Day of Work and ending on the first anniversary thereof (the “Consulting Period”), you will be reasonably available to provide consulting services, not to exceed 32 hours per month, to: (a) assist in transitioning your duties and responsibilities with the Company; (b) continue to assist the Company on business matters of the Company reasonably within your knowledge; (c) make business introductions on behalf of the Company as reasonably requested; and (d) provide advice to the Company on business matters of the Company as reasonably requested. During the Consulting Period, the Company will reimburse you for any reasonable costs and expenses approved in advance by the Company and incurred in connection with the performance of the consulting services set forth in this Section 2, subject to the Company’s expense reimbursement policies in effect from time to time.

3.	SEVERANCE TERMS AND CONDITIONS:

Your “Annual Base Salary” is $1,000,000 and your service recognized under the Severance Plan is 12 years of service.

a.
Base Severance.  Pursuant to the Company’s Severance Pay Plan (“Severance Plan”), you will receive severance benefits of two (2) weeks’ Base Pay equal to the gross sum of $38,462, even if you do not sign this Agreement (“Minimum Benefit”).  “Base Pay” is your Annual Base Salary.

b.
Conditional Severance.  Pursuant to the Severance Plan, and if you sign this Agreement and comply with all its terms, including, without limitation, signing an Updated Waiver and Release if so requested by the Company, and not revoking this Agreement and the Updated Waiver and Release, if applicable, you will receive conditional severance benefits of 78 weeks of the sum of Base Pay and your target annual incentive amount, divided by 52, less the Minimum Benefit, which is equal to the gross sum of $3,936,538 (“Conditional Benefit”).  The Conditional Benefit is in addition to your Minimum Benefit (together the “Severance Benefit”).  You shall not be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation you earn as a result of employment by another employer, except as specifically set forth in Section 4 of this Agreement.

c.
Severance Timing.  Generally, the Severance Benefit is paid in equal installments on normal pay dates after the Last Day of Work during the Severance Period (as defined below), but because you are considered a “specified employee,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), no payments under this Agreement that are “deferred compensation” subject to Code Section 409A will be made to you prior to the date that is six months after your separation from service with the Company (within the meaning of Treas. Reg. Section 1.409A-1(h)), or if earlier, your date of death.  Following any applicable six month delay, any such delayed payments will be paid in a single lump sum on the first pay date following the date that is six months after such separation from service.  Amounts payable to you will be less any applicable tax withholding and deductions.

Marc B. Lautenbach
September 29, 2023

d.	Tax Withholding. Payments of the Severance Benefit made pursuant to this Agreement are taxable and the Company will withhold required federal, state and employment taxes from these payments.

e.
Unemployment Compensation. The decision to apply for state unemployment compensation is your own. If you choose to apply for unemployment compensation based on the termination of your employment with the Company, the Company may be asked to characterize the circumstances of your termination of employment. If asked the Company will answer all inquiries truthfully.

f.
Continued Performance of Job Responsibilities. Payment of any of the Severance Benefit and your continued employment through the Separation Date is contingent upon your performance of your job responsibilities at acceptable levels and your compliance with the Company’s policies and procedures as well as you remaining an employee in good standing through your Separation Date.

g.	Balances You Owe the Company. You agree that any money you owe the Company may be deducted from any Severance Benefit paid, subject to applicable law.

h.	Severance Period. For purposes of this Agreement, the term Severance Period means the period beginning on your Separation Date and ending 78 weeks following your Separation Date.

i.
Death. If you should die at any time after the date you have executed this Agreement, any unpaid portion of the Severance Benefit shall be paid to your estate in a lump sum payment as soon as practicable after death.

4.	HEALTH CARE COVERAGE:

a.	Your Current Coverage

Generally, your current medical, prescription drug and dental coverage elections and related costs will continue until the end of the month in which your employment terminates.  Immediately thereafter, other coverage (including COBRA or Retiree Medical coverage) shall begin, depending on your eligibility and your coverage elections.

Marc B. Lautenbach
September 29, 2023

b.	Your COBRA Coverage

Under the Consolidated Omnibus Budget Reconciliation Act (COBRA), you have the right to elect to continue your Pitney Bowes medical, prescription drug and/or dental coverage for up to 18 months after your coverage as an active employee ends.  Shortly after your Separation Date, Willis Towers Watson will mail a kit containing COBRA information to your home. You will be required to make your COBRA election by contacting Willis Towers Watson (through the Pitney Bowes Services Center) directly by phone or through their website.Failure to provide payment will result in a lapse of coverage.

Coverage may cease before the end of the COBRA period if certain events take place (please refer to “Your Benefits Information Handbook” for more information).  When the COBRA period has ended you may be offered coverage under your provider’s individual coverage conversion provision, if offered by the provider.  The individual coverage offered may not be the same coverage offered under the active or COBRA plan.

c.	Your COBRA Premium

If you elect COBRA coverage, you will be charged the full COBRA premium (102%) for your COBRA coverage beginning the first day of the month after your employment terminates.

Eligibility for Active Rate Period. However, if you sign this Agreement (and, if applicable, an Updated Waiver and Release) and comply with its terms, you will be eligible for COBRA medical coverage at the active employee rate for the first six (6) months of your COBRA period.  Thereafter, you will pay the full COBRA rate (102%) for the remainder of your eligible COBRA period.  The active employee rate will end if you find new employment and are eligible for medical and dental coverage from your new employer during the six-month period.  If you are eligible for the Active Rate Period, to obtain the company subsidy you must enroll in COBRA coverage with Willis Towers Watson by phone or through their website. Follow the directions in your COBRA package sent to you by Willis Towers Watson soon after your Last Day of Work.

Eligibility for Retiree Medical and Dental. At the end of the six-month period, if you are eligible for pre-age 65 Retiree Medical on your Separation Date, you may choose between the following (a) remaining on COBRA medical or dental coverage at the 102% premium rate for the balance of the COBRA term or (b) elect Retiree Medical at that time. If you choose to enroll in Retiree Medical but not Retiree Dental at such time, you may decide to keep COBRA dental coverage at the full COBRA rate (102%) for the remainder of the COBRA period.

Rate Changes.  Rates charged by the Company for medical and dental coverage, including active, COBRA and Retiree coverage, is subject to change when it is changed for active employees (usually annually effective January 1st).

If you do not receive your COBRA materials, please contact Willis Towers Watson at 1-888-469-7276.  You will be direct billed for this coverage on a monthly basis.  Note that you are responsible to contact Willis Towers Watson during transition periods regarding your medical and dental coverage choices.

Failure to make full and timely payment of premiums when due will result in a lapse of coverage.

d.	Dental

The cost of dental coverage continuation will be based on COBRA rates for the entire COBRA period.

If you wish to elect COBRA, follow the instructions in the COBRA package sent to you by Willis Towers Watson soon after your Separation Date.  You must pay your COBRA premiums directly to Willis Towers Watson LLC (through the Pitney Bowes Services Center) to continue your COBRA coverage.  Failure to make full and timely payment of premiums will result in lapse of coverage.

Marc B. Lautenbach
September 29, 2023

e.	Flex Dollars

Any Flex Dollars will cease upon your Separation Date.

5.	LIFE INSURANCE COVERAGE:

If you sign this Agreement and comply with all its terms, you will receive Company-provided term life insurance coverage equal to one year of your base salary in effect as of your Separation Date for a one-year period following your Last Day of Work.  There is no employee-paid monthly premium for this life insurance coverage but you will have imputed income based on this coverage pursuant to tax law to the extent the coverage exceeds $50,000.

6.
FINANCIAL COUNSELING:  You will be eligible to receive, during the Severance Period, financial counseling services from a qualified provider of financial counseling services selected by the Company, up to an aggregate value of $21,225.  The Company will pay the financial counseling service provider directly.  You will be responsible for any income tax due on imputed income for financial counseling services, as well as any costs in excess of the $21,225 limit.

7.
OTHER RESIGNATIONS:  You hereby agree to resign your position as a member of the Board of Directors of the Company (the “Board”), as a member of the Board of Directors or comparable governing body of any other Company Entity and from all other positions with the Company Entities, in each case, effective as of the Last Day of Work. You agree to provide the Company Entities with any other written notice necessary to effectuate the foregoing resignations.

8.	ANNUAL INCENTIVE AWARD; STOCK OPTIONS, CASH INCENTIVE UNITS AND RESTRICTED STOCK UNITS:

For the avoidance of doubt, because you meet the retirement eligibility requirements under the Company’s stock plans and the Key Employees Incentive Plan (the “KEIP”), following the termination of your employment you will be entitled, regardless of whether you sign this Agreement, to the compensation listed below (subject to all terms and conditions of the KEIP, such stock plans and any applicable award agreements):

a.
a pro-rated 2023 Annual Incentive Award (as defined in the KEIP), calculated by pro-rating your target Annual Incentive Award of $1,650,000 based on your Last Day of Work (i.e., 275/365), with payout based on actual achievement of performance-based targets associated with the 2023 Annual Incentive Award, as determined by the Board consistent with other 2023 senior executive bonuses, and payable at the time 2023 Annual Incentive Awards are paid to current employees of the Company.

b.
restricted stock units granted to you before your Separation Date that are at least partially vested (outstanding for at least one year) as of your Separation Date (consisting of 52,988 restricted stock units granted to you on March 3, 2021) will immediately vest on your Separation Date, with settlement of such restricted stock units to occur in accordance with the terms of the applicable stock plan and award agreement;

Marc B. Lautenbach
September 29, 2023

c.	stock options will remain exercisable until the applicable award expiration date set forth in the applicable Stock Option Award Agreement; and

d.
Cash Incentive Units (as defined in the KEIP) (“CIUs”) outstanding for one year or longer as of your Separation Date (consisting of CIUs awarded to you in 2021 with a 2021-2023 performance period and CIUs awarded to you in 2022 with a 2022-2024 performance period) will fully vest at the end of the three-year performance period, with the payment to be made at the close of each respective cycle when the value of the CIUs is determined.  The payout will be based on the actual achievement of performance-based targets associated with CIUs as determined by the Board.

For the avoidance of doubt, (i) any stock options or restricted stock units granted to you for which no vesting has occurred as of your Separation Date (i.e., the restricted stock units granted to you in 2023) and (ii) CIUs not outstanding for at least one year as of your Separation Date (i.e., CIUs awarded to you in 2023 with a 2023-2025 performance period) are, in each case, automatically forfeited on your Separation Date.  All stock options, whenever granted, are subject to the terms and conditions of your stock option award agreement and the applicable stock plan.

Should you be re-hired, your re-employment will not reinstate the stock option awards, the restricted stock units or CIUs outstanding at the time you sign this Agreement; the treatment of all such awards will remain as described herein.

If you wish to arrange for a “cashless exercise” of your stock options, you will need to contact Shareworks no later than 2:30 p.m. (E.S.T.) on the expiration date (or 11:30 a.m. of the expiration date if on that day the New York Stock Exchange is closing at 1:00 p.m.). If your expiration date falls on a weekend or holiday, you must submit your exercise form not later than the time specified above on the last business day before the expiration date. Any required forms to execute your transaction must be received by Shareworks by these deadline dates and times.  You can contact Shareworks at 1.877.380.7793 (U.S. and Canada) or 1.403.515.3909 (International.).  If you fail to follow this procedure relating to your exercise deadline, you will not be permitted to exercise your options and your options will be forfeited and they will not be reinstated. Contact Shareworks at the above number if you have questions regarding exercise procedures.

9.	RETURN OF PROPERTY:

You agree that you have returned or will return by your Separation Date all property belonging or licensed to the Company or Company Entities, including but not limited to, office equipment, computers, laptops, peripherals, hardware, software, manuals, databases, computerized data, pagers, cellular phones, blackberries or similar devices, keys, identification cards, card access to Company or customer buildings and any documents and files, regardless of format, provided to or created by you in the course of your employment by the Company, in each case, except as otherwise permitted by the Company (and only to the extent devoid of all confidential and proprietary information).

Marc B. Lautenbach
September 29, 2023

10.	WAIVER & RELEASE:

a.
By signing this Agreement, you agree that in exchange for the payments and other benefits and consideration contained in this Agreement to which you are not otherwise entitled, you, on behalf of your heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company Entities from any and all claims, actions, suits, demands, obligations, losses, liabilities, debts, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), expenses, back pay, reinstatement, attorneys’ fees and costs whether known or unknown, against any of the Company Entities,  arising up to and including the date you sign this Agreement, including but not limited to claims arising under the following laws including any amendments to them: Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the ADA Amendments Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act of 1988; the National Labor Relations Act; 42 U.S.C. 1981; the Family and Medical Leave Act of 1993; the  Connecticut Fair Employment Practices Act; the Connecticut Family and Medical Leave Law; the Connecticut Age Discrimination and Employee Insurance Benefits Law; the Connecticut Smokers’ Rights Law; and any and all other claims arising under or out of any other federal, state, or local statute, law, constitution, ordinance or regulation or any other claims sounding in tort or contract, including but not limited to claims relating to express or implied contracts, public policy, negligence, personal injury, emotional distress, invasion of privacy, detrimental reliance, promissory estoppel, common law claims or any other claims arising out of or relating to your employment with the Company Entities.  Specifically, and without limitation, you waive any rights that you may have under the Pitney Bowes Incentive Program, the KEIP, the Senior Executive Severance Policy and any other incentive or severance plan, program, agreement or arrangement of the Company Entities, and agree that no additional severance or other cash incentives or payments or benefits are owed to you, except as provided herein.

b.
Without detracting in any respect from any other provision of this Agreement, you, in consideration of the payments and benefits provided to you in this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company Entities as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

c.
To the fullest extent of the law and subject to the provisions of paragraph (d) below you represent and affirm that (i) you have not filed or caused to be filed, on your behalf, any complaint or claim for relief against any of the Company Entities, that you do not have a pending claim of unlawful discrimination, harassment, sexual harassment, abuse, assault, or other criminal conduct or retaliation and you will not file, or cause to be filed on your behalf, any lawsuit, complaint or claim for relief against any of the Company Entities, and you are not aware of any such lawsuit, complaint or claim; and (ii) you have no knowledge of any purported improper, unethical or illegal conduct or activities and have not reported any such conduct or activities to the Board, Human Resources representative, Corporate Compliance representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, to PB Resolve, or to the Ethics Hotline.  You will be deemed to have sued the Company Entities if you elect to participate in and/or accept any settlement from any class action filed against any of the Company Entities.

Marc B. Lautenbach
September 29, 2023

d.
Nothing in this Agreement shall prohibit or restrict you from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission, or any self-regulatory organization.

11.	NON-WAIVER OF VESTED OR LEGAL RIGHTS:

By signing this Agreement you are not releasing any rights or claims which  cannot be released by law including:  (a) any and all accrued or vested benefits subject to the terms of applicable Company benefit plans and COBRA (for example, vested pension rights, COBRA rights to continued coverage for medical, prescription and dental, and conversion to individual coverage for life insurance); (b) claims that may arise after the date that you sign this Agreement; (c) workers’ compensation claims; (d) your right to file a charge with an administrative agency such as the Equal Employment Opportunity Commission; however you are waiving all rights to recover money or other relief in connection with any such charge; or (e) your rights to indemnification in respect of your acts and omissions as an officer and director of the Company under the Company charter, by-laws and applicable law (and any other applicable agreement) and for coverage as an insured under applicable directors and officers liability insurance in effect from time to time.

12.	AFFIRMATIONS:

By signing this Agreement, you affirm as follows: (a)  you have been paid for all hours worked, with the exception of hours worked within the pay period that includes the date you sign this Agreement and/or hours worked subsequent to the date you sign this Agreement, if you sign this Agreement before your receive your final active employee paycheck; (b)  you are not owed any monies from the Company other than any amounts or payment specified in this Agreement; (c) you have not suffered any on-the-job personal injury for which you have not already filed a claim; and (d) you have been allowed to take all leave and afforded all other rights to which you are entitled under the Family and Medical Leave Act (FMLA) and under any applicable state family and medical leave laws, which means, among other things, that the Company has not in any way interfered with, restrained or denied your exercise of (or attempt to exercise) any federal and/or state FMLA rights, nor terminated or otherwise discriminated or retaliated against you for exercising (or attempting to exercise) any such rights.

Marc B. Lautenbach
September 29, 2023

13.	COOPERATION:

In addition to the covenants contained in Section 2, you agree to cooperate fully with reasonable requests in the handling or investigation of any administrative charges, government inquires or lawsuits involving any of the Company Entities that relate to matters that arose while you were an employee of the Company.  The Company will reimburse you for any reasonable out-of-pocket expenses you incur by reason of such cooperation, including any loss of income.  The Company will make reasonable efforts to minimize any interruption to your life in connection with your cooperation in such matters as provided for in this paragraph.

14.	POST-EMPLOYMENT OBLIGATIONS:

a.
You have certain post-employment obligations set forth in the Proprietary Interest Protection Agreement that you previously signed. This Proprietary Interest Protection Agreement survives this Agreement and is incorporated herein by reference. A copy of the Proprietary Interest Protection Agreement will be provided to you upon request.

b.
Given your position with the Company, you had access to proprietary information which is information not made available to the public and is maintained as confidential by the Company including, but not limited to, Company procedures, scientific or technical knowledge or production information; business information of the Company including, but not limited to, marketing and business plans and strategies; customer identities, lists, needs or current or proposed product usage; current or proposed product and equipment costs, specifications and pricing, licensing arrangements, and internal financial information, personnel information including personnel lists, resumes, performance evaluations and organization structures; and, passwords or access codes to Company databases.  You agree that you hold and will hold all such information (including information as to the termination of your employment hereunder) in a fiduciary capacity for the benefit of the Company, and will not disclose to any third party or use for your benefit or that of any third party, any proprietary information other than what is reasonably appropriate in connection with your securing other employment or engagements. Without limiting the scope of the foregoing, you acknowledge and agree that you shall at all times keep confidential, and not disclose to other persons or entities, or use for any purpose other than as required in the course of your employment or engagement of services, as applicable, with the Company, any and all Company Confidential Information.  “Company Confidential Information” includes any information or material, regardless of how it is stored or disseminated, which is not generally known or available to the public, and which (i) is generated or collected by or utilized in the operations of the Company and relates to the actual or anticipated business or research or development of the Company; or (ii) is suggested by or results from any task assigned to you by the Company or work  performed by you for or on behalf of the Company Confidential  Information.  Company Confidential Information shall not be considered generally known to the public if revealed improperly to the public by you or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company.  This obligation of confidentiality shall be in effect for as long as such information is not generally available to the public and is confidential.  Examples of Company Confidential Information include, but are not limited to, customer lists, customer information, customer contacts, the identity of suppliers, pricing, margins, business plans, marketing plans, financial data, business and customer strategy, techniques, technical know-how, formulae, processes, designs, prototypes, models, software, solutions, discussion guides, employee performance, and research and development.The confidentiality obligations herein shall not prevent you from revealing evidence of criminal wrongdoing to law enforcement or prohibit you from divulging Company Confidential Information or trade secrets by order of court or agency of competent jurisdiction; however, you shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure of Company Confidential  Information or trade secrets until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency.You  agree not to disclose to the Company, or use in your work for the Company, any confidential information and/or intellectual property which the Company is not otherwise legally entitled to learn of or use.

Marc B. Lautenbach
September 29, 2023

c.
Nothing in this Agreement is intended to prevent you from (i) using on your behalf your general knowledge or experience in any area of activity, whether or not involving your service with the Company; (ii) referring to your performance of services for the Company as descriptive of your abilities and qualifications for employment or engagement by any other person; (iii) disclosing information concerning this Agreement to your legal, personal, business or tax advisors, or members of your immediate family; or (iv) disclosing such information as may be required to be disclosed in response to a subpoena or other order of a court or competent jurisdiction or administrative agency requiring such disclosure, and after reasonable notice to the Company, but in no event more than three (3) working days of your receiving such legal process.  Nor shall the foregoing prohibit or restrict such disclosure as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement or prohibit or restrict you (or your attorney) from responding to any such inquiry about this settlement or its underlying facts and circumstances by the Securities and Exchange Commission or any other regulatory organization. In addition, you are hereby provided notice that under the 2016 Defend Trade Secrets Act no individual will be held criminally or civilly liable under Federal or State trade secret law for a trade secret disclosure if the disclosure is: (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) made solely for the purpose of reporting or investigating a suspected violation of law; or, made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public.  And, if a Company employee pursues a lawsuit for alleged retaliation for reporting a suspected violation of the law, he or she may use trade secret information in the court proceeding if he or she files any document containing the trade secret under seal and does not disclose the trade secret except as permitted under a court order. Nothing in this Agreement prohibits a disclosure of trade secrets or other Confidential Information that complies with the limitations described above.  However, in order for a disclosure to be permitted and protected under this provision, it must be made in strict accordance with the limitations described above.

d.	During the Severance Period, you shall not directly, indirectly or in conjunction with any other person or entity:

i.
own (other than 5% ownership in a publicly traded company), manage, operate, or participate in the ownership, management, operation, or control of, or be employed by any entity, which is in competition with the Company, with which you would hold a position with responsibilities similar to any position you held with the Company during the last two years of your employment with the Company or in which you would have responsibility for and access to confidential information similar or relevant to Company Confidential Information to which you had access to during the last two years of your employment with the Company in any geographic territory over which you had responsibilities during the last two years of your employment with the Company;

Marc B. Lautenbach
September 29, 2023

ii.
contact, solicit or in any capacity, provide products or services competitive with, or similar to, products or services offered by the Company to any person, company or entity which was a customer or prospective customer of the Company for such products or services and with which you had direct or indirect contact regarding those products or services at any time during the last two years of your employment with the Company or about which you learned Company Confidential Information during the last two years of your employment with the Company; or

iii.
solicit, entice, or communicate with any employee or any independent contractor of the Company, who possess confidential or proprietary information of the Company, to terminate his or her relationship with the Company and/or hire any such employee or independent contractor.

e.
You agree that neither you nor anyone acting at your direction shall at any time denigrate, through adverse or disparaging communication, written or oral, whether true or not, the operations or business of the Company or its current or former employees, including, without limitation, the expression of personal views, opinions or judgments.  Further, following the Separation Date, you shall refrain from making any statement, communication or publication that disseminates or publicizes confidential information about, places in a false light, defames, disparages or holds up to ridicule the Company or its past or present officers, management, directors or employees.  The Company agrees that the Company (through any authorized public statement) shall not, and shall instruct its officers and members of the Board not to, at any time publicly denigrate you, through adverse or disparaging communication (whether directly or through anyone acting at the Company’s or such person’s direction), written or oral, whether true or not, including, without limitation, the expression of personal views, opinions or judgments.  Further, the foregoing shall be interpreted to cover any statement, communication or publication that disseminates or publicizes confidential information about you, places you in a false light, defames you, disparages you or holds you up to ridicule.

f.
The provisions of this paragraph shall not apply to any truthful statement required to be made only as a result of a subpoena or other legal compulsion in any court proceeding or government or regulatory investigation.  You further agree to notify in writing the Company’s Office of the General Counsel at 3001 Summer Street, Stamford, CT 06905, or facsimile number 203-351-6167 within three (3) working days of your receiving any such legal process, which refers to the Company.

Marc B. Lautenbach
September 29, 2023

g.
You further acknowledge that your breach of the Agreement will result in irreparable and continuing damage to the Company for which monetary damages would be an inadequate remedy.  In the event of any such breach or threatened breach by you, the Company shall be entitled to insist upon specific performance of this Agreement, and the Company shall be entitled to preliminary and permanent injunctive relief.

h.
Separately, if you should violate any of the provisions of this Agreement, particularly your Post-Employment Obligations, the Company shall have the right, as allowed by law, to terminate any additional compensation, benefit and bonus consideration that is conditioned on you signing this Agreement. The Company shall also be entitled to, as allowed by law, disgorgement of any payments made to you while you were in violation of your Post-Employment Obligations.

15.	ENFORCEABILITY:

If one or more provisions or terms of this Agreement shall be ruled unenforceable, you understand that the Company may elect to enforce this Agreement or cancel it.

16.	MATERIAL BREACH:

The Company at any time during the period of this Agreement, at its sole discretion, reserves the right to cancel any additional pay, benefits or additional considerations beyond statutory mandates, if it is discovered that you have materially breached any material provisions of this Agreement.

17.	TAXATION:

Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations.  Notwithstanding anything to the contrary, the Company does not guarantee the tax treatment of any payments and benefits under this Agreement, including without limitation pursuant to the Code, or any other applicable federal, state or local law and any guidance issued thereunder.

Notwithstanding anything in this Agreement to the contrary, it is the intention of the Company and you that, to the extent applicable, this Agreement comply with Code Section 409A, and any guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be interpreted, operated, and administered accordingly.  The Company and you agree to cooperate and negotiate in good faith to adjust this Agreement (if necessary) and the payments and benefits hereunder to comply with Code Section 409A and such guidance (but without additional consideration being provided to you) so as to avoid the imposition of any additional taxes, penalties or costs.  For purposes of Code Section 409A, each installment payment, if applicable, provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the payments or benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that result from this Agreement failing to comply with Code Section 409A.

Marc B. Lautenbach
September 29, 2023

18.	TIME TO CONSIDER AGREEMENT AND EFFECTIVE DATE:

a.	Acceptance:

Please review this Agreement carefully with the person of your choice, including an attorney, before signing it.  You have twenty-one (21) days from the original date on this Agreement to consider this Agreement.  Changes made to this Agreement after the original date on this Agreement, whether material or immaterial, do not restart this consideration period.

b.	Revocation:

After signing this Agreement, you still have seven (7) calendar days to revoke this Agreement by written notice to the Company (the “Revocation Period”).  If you choose to revoke this Agreement, your written notice of revocation must be received by the Company by 9:00 a.m. on the eighth (8th) calendar day after you sign this Agreement.  You may email your notice of revocation to the Company’s Executive Vice President, Chief Legal Officer and Corporate Secretary.

If you revoke your Agreement, the terms of this Agreement shall become null and void and of no effect.

c.	Effective Date:

If you do not timely revoke it, this Agreement shall become effective automatically upon the expiration of the Revocation Period, which is the eighth (8th) calendar day after it is executed.

19.	NO ORAL RELIANCE OR UNILATERAL MODIFICATION:

You agree that you have relied only on the terms set forth in this Agreement and not on any representation or statement made by a Company employee, agent or representative, in accepting this Agreement.  This Agreement will not be effective or accepted if modified by you unilaterally without the consent and agreement of the Company.  This Agreement may be modified or changed only if in writing signed by you and the Company or its successors in interest.

20.	NO ADMISSION:

This Agreement does not constitute an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of your rights, or violation of any order, law, statute, duty, or contract liability to you on the part of the Company, its employees or agents or related companies or their employees or agents.

21.	STATE LAW:

This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Connecticut without regard to principles of conflicts of law. You specifically consent to the exclusive jurisdiction and venue in the state and federal courts of Connecticut.

Marc B. Lautenbach
September 29, 2023

22.	COMPANY NOT PROHIBITED FROM AMENDING ITS PLANS:

Nothing contained herein shall prohibit or be deemed to prohibit the Company from amending, modifying or terminating its employee benefits plans or policies in the ordinary course of business even as those plans and policies may impact you, except that no such amendment, modification or termination shall reduce or otherwise adversely affect the payments and benefits provided in Sections 3 or 8 (other than, in the case of Section 8, the Board’s ordinary course use of discretion to determine payout levels under such plans, provided that such discretion is applied on the same basis to other current executives of the Company) or, except for any such amendment, modification or termination that applies to current executives of the Company generally, Sections 4, 5 or 6 of this Agreement.

23.	ACKNOWLEDGMENTS:

You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been advised by this writing to consult with counsel of your own choosing on all issues relating to this Agreement; (c) have had the opportunity to consider the terms of this Agreement for at least 21 calendar days; (d) are and have been advised by the Company, in this writing, to consult with an attorney of your choice before signing this Agreement; (e) fully understand the significance of all of the terms and conditions of this Agreement, have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all of the terms and conditions contained herein.

Very truly yours,

/s/ Mary J. Steele Guilfoile

Mary J. Steele Guilfoile
Non-Executive Chairman of the Board

Marc B. Lautenbach
September 29, 2023

SEPARATION AGREEMENT AND GENERAL RELEASE PITNEY BOWES INC.

I have read this Separation Agreement and General Release and I understand all of its terms.  I enter into and sign this AGREEMENT knowingly and voluntarily, with full knowledge of what it means.

/s/ Marc B. Lautenbach
Marc B. Lautenbach

September 29, 2023
Date

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